Exhibit 99.1

F i n i s a r

NEWS RELEASE

Editorial Contacts:
Terry Hunt
Finisar
Ph. 408-400-1008
terry.hunt@finisar.com

Investor Relations:
Shelby Palmer
Finisar
Ph. 408-542-5050
investor.relations@finisar.com

FINISAR ANNOUNCES SIGNING OF A DEFINITIVE AGREEMENT TO PURCHASE INTERSAN

SUNNYVALE, CA March 7, 2005, Finisar Corporation (NASDAQ: FNSR), a leading provider of fiber optic subsystems and network test and monitoring solutions, announced today that it had entered into a definitive agreement to purchase the shares of InterSAN, Inc., a privately-held software company based in Scotts Valley, California, for approximately $9.5 million in Finisar stock. The acquired business will be operated as a part of Finisar’s Network Tools Division located in Sunnyvale, California. The transaction is expected to close during Finisar’s fourth fiscal quarter ending April 30, 2005.

“While we have led the market in providing test and monitoring solutions to OEM system engineers for the Fiber Channel protocol, we believe there is a larger opportunity for providing testing and monitoring solutions for the deployed SAN market,” said Kevin Cornell, Senior Vice President and General Manager of Finisar’s Network Tools Division. “IT managers are frequently unaware of their SAN performance problems and/or make unnecessary investments in additional hardware trying to solve those performance problems. InterSAN’s PATHLINE software, in conjunction with our Netwisdom software and XGig hardware platform, should be a powerful combination in bringing new solutions with which to troubleshoot and monitor the performance of Fibre Channel and iSCSI SANs.”

“Finisar and InterSAN are perfect complements; our path management technology coupled with Finisar’s traffic monitoring and analysis creates the best possible solution for enterprise customers seeking the highest reliability and performance in their SAN,” said Chris Melville, InterSAN co-founder and CEO. “Perhaps equally important is the close working relationship we have developed over the past year, which should translate into rapid delivery of that value to the market.”

The enterprise SAN market for testing and monitoring is largely served by an array of ad hoc tools provided by the manufacturers of storage arrays and switches which do not provide an objective overview of an entire SAN and possible troublespots. InterSAN’s flagship PATHLINE product line is the industry’s first storage area management automation solution. Used in conjunction with Finisar’s Netwisdom and XGig hardware platform, the combined product offerings will enable the first enterprise class solution to:

•	Provide an objective view of the traffic flow throughout a SAN

•	Identify the sources of SAN faults and performance degradation

•	Recommend and reconfigure for optimal traffic flows within a SAN

•	Identify and mitigate SAN security breaches

FINISAR ANNOUNCES PURCHASE OF ASSETS OF
DATA TRANSIT COPORPORATION

Finisar was recently awarded the 2004 Frost & Sullivan Award for Market Leadership in the Fibre Channel test equipment market. InterSAN’s PATHLINE product was honored as Network Magazine’s 2002 storage management product of the year.

About Finisar

Finisar Corporation (NASDAQ: FNSR) is a technology leader for fiber optic subsystems and network performance test and monitoring systems. These products enable high-speed data communications for networking and storage applications over Gigabit Ethernet Local Area Networks (LANs), Fibre Channel Storage Area Networks (SANs), and Metropolitan Area Networks (MANs) using IP and SONET/SDH-based protocols. The Company’s headquarters is in Sunnyvale, California, USA. www.finisar.com

About InterSAN

Founded in 2000, InterSAN™, Inc. is an OEM provider of SAN software technologies to Storage, Security, and Networking companies. Its PATHLINE product line is the industry’s first storage area management automation solution and includes modules for Discovery and Monitoring, for Security and Compliance, and for Provisioning and Repair. The Company’s headquarters is in Scotts Valley, California, USA. www.intersan.net